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                                                                   Exhibit 10.21
December 20, 2004

Mr. Tommy Kirkman
Senior Vice President - Sales and marketing
Allied Automotive Group
160 Clairemont Avenue
Suite 600
Decatur, GA 30030

Dear Tommy:

Please accept this letter as a proposal by Toyota Motor Sales USA, Inc. ("Toyota") to Allied Systems, Ltd., a subsidiary of Allied Holdings, Inc. ("Allied") to renew the existing administrative processing fee, which expired November 15, 2004. The administrative processing fee was granted as an amendment to the Agreement for Transportation Services dated April 1, 1990 (as amended, modified or supplemented from time to time, the "Agreement").

Toyota proposes to apply the administrative processing fee to the base transportation rates (exclusive of the previously noted administrative processing fee) of all locations currently serviced under contract by Allied with the following exclusion:

      - Any earned incentive payments as outlined in the April 13, 2000 Letter of Agreement.

Toyota also proposes several rate increases to the base rate structure (administrative fee excluded in the base structure) according to the following guidelines:

      - An economic rate increase of [XXXX] will be granted based on the factors of labor and benefits increases [XXXX] and higher insurance costs [XXXX]. This rate adjustment will be applied to all current Allied truckaway origins servicing Toyota, Lexus and Scion dealer destinations, except as noted above.

      - An additional rate increase of [XXXX] will be granted for load factor degradation experienced during the last year. This rate adjustment will be applied to all current Allied Truckaway origins servicing Toyota, Lexus and Scion dealer destinations, EXCEPT FOR TRAFFIC SERVICED FROM THE FREMONT, CA TERMINAL.

      - Routes serviced out of the Fremont, CA terminal will be granted a targeted rate increase of [XXXX] to accommodate the additional load factor loss due to the transportation of the MY05 Tacoma truck.

      - The per shuttle rate from TLS Georgetown, KY to the Louisville, KY railhead will be increased[XXXX], from [XXXX] to [XXXX].

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                                                                   Exhibit 10.21

Processing and payment will be in accordance with existing processes. This increase will be in effect for one year, commencing on December 20, 2004, and expiring on December 20, 2005. The administrative fee, as well as Allied's base transportation rates, will not be increased by Allied prior to December 20, 2005.

Fuel price fluctuations will continue to be addressed via Toyota's existing fuel surcharge program.

Allied will continue its existing weekly performance reporting, and monthly performance and damage reporting.

In addition to the insurance required by the Agreement, Allied will maintain insurance coverage at $2,000,000 for general liability, and Toyota will be notified immediately of any changes in coverage or any change in the A.M. Best rating for any carrier providing such insurance or of Allied, with respect to self-insurance.

Allied will process and pay all legitimate damage claims within 30 days.

Toyota shall have the right to make carrier or route changes for performance and route optimization reasons, or in response to vehicle sourcing changes without any increase in rates or the administrative processing fee. (Processing will continue to be measured against existing terminal-specific damage objectives (attached), and existing dealer-specific transit standards (attached)). Toyota will provide Allied with at least 30 days' notice of such changes. However, Toyota reserves the right to make immediate changes in situations where vehicle deliveries are significantly impacted. With respect to changes for reasons other than those noted above (i.e., termination for convenience), Toyota will provide 60 days' notice, and Allied shall have the right to increase rates or the administrative processing fee.

Allied will provide at least 60 days' notice of termination of service at any existing location. Any reduction in service by Allied shall not result in any change in the administrative processing fee.

In addition to the reports and notices required under the Agreement, Allied will provide periodic briefings to Toyota, as requested, on financial performance and status, including but not limited to Allied Holdings, Inc.'s finance arrangements and stock listing. In addition, Allied will promptly provide to Toyota copies of all material reports, notices, certificates and other correspondence that Allied Holdings or its representatives send to or receive from their lenders pursuant to Allied Holdings' various debt facilities and to or from the NYSE.

Toyota reserves the right to immediately terminate the agreement upon (a) the insolvency or bankruptcy of Allied or Allied Holdings, (b) any change in ownership or control of Allied or Allied Holdings or its operating subsidiaries (including a sale or other transfer of all or substantially all of any of their assets, but excluding Axis), (c) termination by any major automotive manufacturer of its agreement with Allied or any of its affiliates or announcement by any such manufacturer of its intention to so terminate, if in the opinion of Toyota such termination would have a material adverse effect on Toyota, (d) Allied's refusal to carry vehicles validly tendered by Toyota and
(e) other customary events of termination.

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                                                                   Exhibit 10.21

We feel confident that the provisions contained in this letter arc mutually agreeable to both Allied and Toyota.

Please signal your acceptance by signing and returning this letter to the undersigned.

Sincerely,

/s/ Bob Wade                                                           12/22/04
------------------------------------                                   Date
Bob Wade
Corporate Manager - Logistics Operations
Toyota Logistics Services, Inc.

Agreed:

/s/ Tommy Kirkman                                                      1/3/05
-----------------------------------                                    Date
Tommy Kirkman
Senior Vice President - Sales and Marketing
Allied Automotive Group

___________________________________

[XXXX] Represents material deleted per the Company's request for Confidential Treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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